                              Exhibits 5.1 and 23.2

                        SCHNEIDER WEINBERGER & BEILLY LLP
                      2200 Corporate Blvd., N.W., Suite 210
                         Boca Raton, Florida 33431-7307
                             telephone 561-362-9595

                                                              September 20, 2005

DirectView, Inc.
7700 West Camino Real, Suite 200
Boca Raton, Florida  33433

      Re: Registration Statement on Form SB-2 (the "Registration Statement") DirectView, Inc. (the "Company")

Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public resale of an aggregate of 1,531,453,842 shares (the "Registerable Shares") of the Company's common stock, $.0001 par value per share ("Common Stock"), consisting of 10,000,000 shares of outstanding Common Stock, 44,699,792 shares of Common Stock issuable upon conversion of $1,000,000 principal amount 7% secured convertible debentures together with interest payable thereon, 4,000,000 shares of Common Stock issuable upon exercise of an outstanding common stock purchase warrant and 1,472,754,050 shares of Common Stock which may be issued and sold under the terms of a Standby Equity Distribution Agreement.

         In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares were or are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon and subject to the foregoing, we are of the opinion that the outstanding Registerable Shares are, and the Registerable Shares to be issued, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore will be, legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                        Sincerely,

                                        /s/ SCHNEIDER WEINBERGER & BEILLY LLP